LEASE AGREEMENT

This Lease Agreement is entered into as of April 15th. 2010,

BY AND BETWEEN:

Global Security Agency Inc., a Nevada corporation located at 2125 N. Loop 336 West, Ste. 120, Conroe, Texas 77304

("Tenant")

And:

The "Kenneth (Scotty) Nicoll Shooting Range" a We Don't Rent Pigs Inc." located at 5259 Jackson Road, Montgomery, Texas 77316

("Landlord")

Upon the terms and subject to the conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord (the "Lease"), the real property described in attached Schedule "A", which Schedule "A" is incorporated herein by this reference, together with all improvements now or hereafter located thereon and all appurtenances and privileges related thereto, all of which area is hereinafter referred to as the "Premises".

Section 1. LEASE TERM. The lease term shall commence on April 15 2010, and shall expire on April 14, 2015, unless terminated or extended pursuant to the terms herein.

Section 2. EXTENSION OF TERM. Tenant shall have the right to extend the term of the Lease prior to its expiration, with 60 days prior notice to Landlord, for a period of 10 years. In the event the term of the Lease is extended for such 10-year period, Tenant shall have the additional right to extend the term of the Lease, with 60 days prior notice to Landlord, for a further period of 10 years.

Section 3. RENT. The annual rent for the lease term shall be $72,000, payable in equal monthly installments of $6,000, each in advance of the first day of each calendar month throughout the lease term. Tenant shall pay the first and last months' rent to Landlord at the time of the parties' execution of this Lease. If the lease term commences on a day other than the first day of a calendar month, the first month's rent shall be adjusted accordingly. All payments will be paid in US Dollars and made by wire transfer, check or cash. Any payment of rent that is not in possession of Landlord before the 15th. day of each month will be assessed a 5% (of the monthly payment) penalty for being "past due".

Section 4. USE OF THE PREMISES. Tenant's use of the Premises shall be in a lawful, careful, safe, and proper manner, and Tenant shall carefully preserve, protect, control and guard the same from damage. Tenant will be leasing the Premises for the purpose of training and field craft operations. Tenant acknowledges that all ammunition will be environmentally friendly lead free. Tenant agrees that all operations will be under the care and control of an NRA, State Certified or Federally licensed or certified instructor. Tenant also acknowledges exiting Landlord's lease agreement for the purposed of harvesting hayfields typically on a monthly basis along with lease agreement for livestock pasturing. No animals shall be harmed or hunted. However, Tenant will not be responsible for any stress the animals may experience due to exposure from gunfire.

Section 5. TAXES AND ASSESSMENTS. Landlord shall pay all real estate taxes and assessments becoming due and payable with respect to the Premises during the lease term and any extension thereof at the current tax rate, cost and assessment. All taxes resulting from Tenant's Capital Improvement, above

and beyond the current tax rate will become the responsibility of the Tenant. These funds will be payable to the Landlord on the last calendar day of every year the lease is lawfully active. If lease is terminated during a calendar year, then the taxes will be prorated as to the exact number of months the Tenant was on site.

Section 6. UTILITIES. Tenant will cover all charges incurred for all utility services furnished to the Premises, including without limitation, sanitary sewer, water, natural gas, and electricity. If Tenant installs a telephone or fax line in the Premises, Tenant shall be responsible to pay such telephone or fax bills. Landlord will continue to be responsible for the electrical meter at the Landlord's residence and barn.

Section 7. COMPLIANCE WITH LAWS. Tenant will comply with all applicable laws and regulations. If any law, ordinance, order, rule or regulation is passed or enacted by any governmental agency or department having jurisdiction over the Premises or Tenant's use of the same which requires Tenant to material modify or alter its operations or use of the Premises, Tenant shall have the right to terminate the Lease on one months' prior notice. If Tenant violates any local, state, federal or environmental laws in effect at the time and date of the signing of this lease, Landlord will have the right to terminate the lease on one month's prior notice.

Section 8. MAINTENANCE AND REPAIR. Subject to the provisions of Section 11 below relating to destruction of or damage to the Premises, Tenant shall, at its sole cost and expense, keep and maintain the Premises in a condition and repair similar to its original condition and repair, subject to reasonable wear and tear. All repair and maintenance work shall be done in accordance with the then existing federal, state, and local laws, regulations and ordinances pertaining thereto.

Section 9. ALTERATIONS AND IMPROVEMENTS. Tenant shall have the right to make, at no expense to Landlord, improvements, alterations, or additions (hereinafter collectively referred to as "Alteration") to the Premises, whether structural or nonstructural, interior or exterior, provided that: (a) no Alteration shall be commenced until Tenant has first obtained and paid for all required permits and authorizations of all governmental authorities having jurisdiction with respect to such Alteration; and (b) any Alteration shall be made in a good workmanlike manner and in compliance with all laws, ordinances, regulations, codes, and permits. No alteration shall be commenced until Landlord has approved the style and design of the alteration, which shall not be unreasonably withheld. Landlord shall approve the contractor for these alterations, however the contractor, if recommended by the Landlord may only charge "cost + 10%" for the materials and labor.

All berms will be built to a minimum height of 20 feet. No trees will be harmed in any manner whatsoever without the Landowner being present and identifying which trees may be altered or removed. No temporary buildings will be placed on the Premises without the Landlords approval shall not be unreasonably withheld.

Section 10. SIGNS. Tenant shall have the right to install and operate, at its sole cost and expense, any sign or signs on the Premises which shall not be in violation of any law, statute or ordinance, and Tenant shall have the right to remove the same, provided that Tenant must repair any damage to the Premises caused by such removal. Landlord will have final approval of design size and placement of all signs shall not be unreasonably withheld.

Section 11. DAMAGE TO PREMISES. If by fire or other casualty the Premises are destroyed or damaged to the extent that Tenant is deprived of occupancy or use of the Premises (meaning such destruction cannot be repaired or restored within 30 days of the occurrence of the fire or other casualty) at the Tenant's option: (a) Tenant shall cause the restoration of the Premises to substantially the same condition as existed before such damage or destruction; or (b) Tenant may terminate this Lease upon one

months' prior notice. Should Tenant elect to proceed under (a) above, rent shall abate unless Tenant continues to partially occupy the Premises in which case Tenant shall pay all rent on a prorated basis, until the Premises are restored. If such damage does not deprive Tenant of occupancy or use of the Premises, Tenant shall proceed with due diligence to cause the restoration of the Premises to substantially the same condition as existed before such damage. In such latter event, rent shall not abate.

Section 12. DEFAULT. If Tenant fails to pay any installment of rent or make any other payment required to be made by Tenant within 30 days of when the same shall become due and payable hereunder, or if Tenant fails to observe and perform any other provision, covenant, or condition of this Lease required under this Lease to be observed and performed by Tenant within 30 days after Landlord shall have given notice to Tenant of the failure of Tenant to observe and perform the same, or if Tenant abandons or vacates the Premises during the continuance of this Lease, or if the interest of Tenant in the Premises is attached, levied upon, or seized by legal process, or if this Lease is assigned in violation of the terms hereof or is terminated by operation of law, then, in any such event, immediately or at any time thereafter, at the option of Landlord, Landlord may declare this Lease to be in default, and Landlord may terminate the Lease upon 30 days prior written notice to Tenant.

Section 13. SURRENDER OF PREMISES. Upon termination of this Lease, whether by lapse of time or otherwise, Tenant shall within 30 days surrender possession of the Premises to Landlord in a condition and order of repair substantially similar to its original condition and order of repair upon the commencement of the lease term, subject to reasonable wear and tear and damage by events of casualty described herein; provided that Tenant shall be entitled to remove all Tenant's personal property, trade fixtures and improvements made by Tenant to the Premises, including, but not limited to, all gun towers, tanks, armament, weapons, targets, and combat and training gear once all payments to Landlord have been made.

Section 14. ENTRY BY LANDLORD. Tenant acknowledges that Landlord resides on part of the Premises. Landlord shall have the right to enter upon the Premises without prior authorization from Tenant and have unrestricted access. Landlord will release, indemnify and hold harmless the Tenant, its officers, directors, employees and agents to the fullest extent permitted by law against all costs, damages, actions, proceedings and other related costs and expenses whatsoever made or threatened, pending or completed, against any or all of such indemnified persons resulting from the use of the Premises by Landlord and guest therefore. Tenant acknowledges the Landlord holds training classes typically on Saturday, once or twice a month and will continue to have priority for scheduling these classes in the existing training building without interference from Tenant.

Section 15. TIME OF THE ESSENCE. Time is of the essence in the performance and observance of each and every term, covenant and condition of this Lease by both Landlord and Tenant.

Section 16. NOTICES AND PAYMENT OF RENT. Any payment of rent, notice, exercise of option or election, communication, request or other document or demand required or desired to be given to Landlord or Tenant shall be in writing and shall be deemed given: (a) to Landlord when delivered personally to Landlord or by facsimile or when received by Landlord if delivered by mail at its address set forth at the beginning hereof; and (b) to Tenant when delivered in person to an officer or employee of Tenant or by facsimile or when received by Tenant if delivered by mail to its address as provided to Landlord. Either party may, from time to time, change the address at which such written notices, exercises of options or elections, communications, requests, or other documents or demands are to be mailed, by giving the other party written notice of such changed address.

Tenant: 2125 N. Loop 336 W. #120 Conroe, Texas 77304

Landlord: 5259 Jackson Rd. Montgomery, Texas 77316

Section 17. ASSIGNMENT. Tenant shall not assign this Lease or sublet the Premises, or any part thereof, without the prior written consent of Landlord, which shall not be unreasonably withheld.

Section 18. GOVERNING LAW. This Lease shall be subject to and governed by the laws of the State of Texas even though one or more of the parties may be or may become a resident of a different state.

Section 19. AMENDMENTS. No amendment to this Lease shall be valid or binding unless such amendment is in writing and executed by the parties hereto.

Section 20. CAPTIONS. The captions of the several sections of the Lease are not a part of the context hereof and shall be ignored in construing this Lease. They are intended only as aids in locating and reading the various provisions hereof.

Section 21. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any particular provision of this Lease shall not affect the other provisions hereof and this Lease shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 22. HOLD HARMLESS. Tenant shall release, indemnify, and hold harmless the Landlord, its officers, directors, employees or agents from any and all losses, liabilities, or costs of every kind and character, which arise out of or are related to this Lease. Tenant will provide release of liability document for every individual associated with this lease agreement to Landlord. Tenant agrees to maintain insurance coverage for all aspects of this lease agreement and agrees to provide Landowner with a copy of Tenants insurance documents. Any lapse of insurance coverage by the Tenant will result in immediate suspension of lease agreement until the Landlord is provided with verifiable proof of active insurance coverage. The Premises and all existing and future improvements under no circumstances will be seized or allowed any lien to be placed upon by Tenant or any other persons seeking monetary loss or any other restitution for any reason. Unless a sales agreement for Tenants purchased equipment is still in place.

Section 23. INSURANCE. The Tenant shall obtain and maintain at its own expense for the Term, the following insurance coverage;

(a) Workers compensation or its equivalent as prescribed applicable laws and, if applicable the states, provinces, and/or countries of residence of Tenant performing Premises maintenance.

(b) Employers Liability coverage no less than required by laws, rules and regulations applicable to the Premises maintenance, the Tenants personnel, with limits of no less than $1,000,000.00 per occurrence.

(c) Commercial General Liability coverage with policy limits on no less than $1,000,000.00 per occurrence with respect to Third party bodily injuries and/or property damage (except this is satisfied by the Protection and Indemnity insurance).

(d) All Risk Property Insurance covering the Premises and all improvements against physical loss or damage including but not limited to fire and lightning, extended coverage, collapse, flood, earth movement, windstorm, and blanket comprehensive boiler and machinery coverage, malicious mischief, including

electrical malfunction and mechanical breakdown against certified and non-certified acts of terrorism. Such Insurance coverage shall be written on a replacement cost basis. Such Insurance policy shall include an agreed amount endorsement waiving any coinsurance penalty. Such Insurance may be subject to deductibles not to exceed $5,000.00 for each and every occurrence.

Section 24: SAFETY. Tenant will operate in a safe manner. Any unsafe act or omission by Tenant will result in removal of the individual or individuals responsible for the unsafe act or omission and not be permitted to return to Premises until unsafe behavior has been corrected and then only after agreement between Landlord and Tenant shall offending individual or individuals be permitted to return.

Section 25. BEHAVIOR. Criminal Disorderly Conduct, as defined by the Texas Penal Code, type behavior on the part of the Tenant and guests will not be tolerated especially in the presence of women and children. Anyone displaying illegal behavior will be immediately removed from Premises not to return until corrective action has been taken to correct the behavior and then only after agreement between Landlord and Tenant shall offending individual be allowed to return.

Section 26. ENTIRE AGREEMENT. This Lease represents the entire agreement between the parties regarding the subject matter hereof and supersedes all prior communication between the parties (whether oral or written).

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Agreement as of the date first set forth above.

Tenant: Global Security Agency Inc.	Landlord: We Don't Rent Pigs, Inc.
Name: Rock Rutherford	Name: Thomas L. Myers Jr.

Schedule "A"

Description of Leasehold Premises

[Attach Warranty Deeds]